UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2026
Oglethorpe Power Corporation
(An Electric Membership Corporation)
(Exact name of Registrant as specified in its charter)

Georgia (State of incorporation)	333-192954 (Commission File Number)	58-1211925 (I.R.S. Employer Identification No.)
2100 East Exchange Place Tucker, Georgia (Address of principal executive offices)		30084-5336 (Zip Code)

Registrant’s telephone number, including area code (770) 270-7600

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
None	N/A	N/A

Item 1.01    Entry into a Material Definitive Agreement

The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 2, 2026, we amended our unsecured credit agreement with eleven lenders, including National Rural Utilities Cooperative Finance Corporation, as administrative agent. In connection with this amendment, we increased the available amount under the credit agreement to $1.35 billion from $1.275 billion. The amended credit facility is divided into two tranches, one tranche of $1.15 billion with a maturity date of October 2, 2031, unless extended as provided therein, and one tranche of $200 million with a maturity date of May 23, 2029, unless terminated earlier at our option as provided therein.

We can use the facility to support the issuance of commercial paper, to advance funds for working capital purposes and to issue letters of credit thereunder.

Loans under the credit agreement are subject to customary conditions to borrowing and may be (1) Secured Overnight Financing Rate (SOFR) loans, which shall bear interest at a rate per annum equal to Term SOFR (provided that Term SOFR will not be less than 0%) plus the applicable rate for SOFR loans (ranging from 1.00% to 1.75% depending on our credit ratings), or (2) base rate loans or swing line loans, which shall each bear interest at a rate per annum equal to the higher of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, or (c) Term SOFR for a one-month tenor plus 1.00%, plus in each case the applicable rate for base rate loans (ranging from 0% to 0.75% depending on our credit ratings); provided that if the rate so determined would be less than 0%, the rate will be deemed to be 0%; provided, further however, that for so long as National Rural Utilities Cooperative Finance Corporation is the swing line lender, any portion of a swing line loan that has not been acquired by the lenders as a participation will bear interest at a rate per annum equal to the CFC Rate. Capitalized terms in the prior sentence are set forth in the credit agreement. We will continue to pay customary unused commitment fees, an administrative agent fee and letter of credit fees.

The credit agreement contains customary representations, warranties, covenants, events of default and acceleration, including financial covenants to maintain patronage capital of at least $1.025 billion and to limit our unsecured indebtedness, as defined by the credit agreement, which excludes amounts borrowed under this credit agreement and outstanding commercial paper, to $4.0 billion. Currently, we are well within these covenant thresholds.

The foregoing is a summary of certain terms of the credit agreement and is neither complete nor inclusive of all material terms and is subject to, and qualified in its entirety by, the full text of the credit agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01    Other Events

In addition to amending and extending the credit agreement described above, we have entered into two additional credit facilities and extended an existing facility. On October 2, 2026, we entered into a $650 million term loan credit agreement with five lenders, including Bank of America, N.A., as administrative agent. This term loan has a maturity date of October 2, 2028, unless extended as provided therein. On October 2, 2026, we also amended and extended our existing credit agreement with JPMorgan Chase Bank, N.A. In addition to extending the maturity date to March 26, 2030, we reduced the available amount under the credit agreement to $150 million from $200 million. On October 6, 2026, we entered into a $200 million term loan credit agreement with CoBank, ACB, as administrative agent, with a maturity date of October 6, 2028, unless extended as provided therein. Each of these additional credit arrangements contain customary representations, warranties, covenants, events of default and acceleration, including financial covenants to maintain patronage capital and to limit our unsecured indebtedness that are the same as those in the credit agreement referenced in Item 2.03 above.

As of October 6, 2026, we had $2.6 billion of committed credit arrangements. These facilities will provide additional liquidity for our current construction program, including our Smarr Combined Cycle and Talbot Unit No. 7 projects. For additional information regarding our construction program, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Condition – Capital Requirements and Liquidity and Sources of Capital – Future Resources” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No. Description

10.1 Amendment No. 3 to Amended and Restated Credit Agreement, dated as of October 2, 2026, including the Amended and Restated Credit Agreement, as amended, attached as Exhibit A thereto, among Oglethorpe Power Corporation (An Electric Membership Corporation) and the lenders identified therein, including National Rural Utilities Cooperative Finance Corporation, as administrative agent.

104 Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP CORPORATION)

Date:	October 6, 2026	By:	/s/ Annalisa M. Bloodworth
Annalisa M. Bloodworth
President and Chief Executive Officer